Exhibit 99.1

Sunnova Reports Second Quarter 2021 Financial Results

Second Quarter 2021 and Recent Highlights

•Total customer count of 162,600 as of June 30, 2021, which includes approximately 33,500 SunStreet customers acquired on April 1, 2021, and approximately 12,700 added through organic growth during the second quarter;
•$629 million of cash and available liquidity as of June 30, 2021;
•Launched Green Financing Framework to guide the issuance of green financings; classified as Dark Green by leading provider of Second Opinions on green financings CICERO Shades of Green;
•Single customer economics as expressed through implied spread continues to increase; and
•Battery attachment rate increased faster than expected as customers are increasingly focused on resiliency and service.

HOUSTON, July 28, 2021 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential energy service providers, today announced financial results for the quarter ended June 30, 2021.

"The residential solar industry has entered a new phase of maturation and growth and with it a new value proposition for customers has emerged. Where it was once solely focused on the product and savings, the customer value proposition is now acutely focused on reliability and resiliency as well as savings," said William J. (John) Berger, Chief Executive Officer of Sunnova. "Customers are now expecting a long-term energy service offering that is fast and intelligent. To meet this need, we have dedicated resources to building out our end-to-end software platform, which contains capabilities such as quoting tools for dealers, predictive service analytics for customers, and grid services software for aggregation.

"Our field service technicians and customer care team are increasingly providing higher quality services at a quicker pace to our growing customer base. Service delivery must be quick, accurate, and predictive as new technologies such as batteries, load managers, electric vehicle chargers, and secondary generation enter the market. Service is becoming the crucial differentiator in the residential energy industry, and Sunnova continues to position itself as the industry leader for wireless power services."

Second Quarter 2021 Results

Revenue increased to $66.6 million, or by $23.8 million, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Revenue increased to $107.8 million, or by $35.2 million, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. These increases were primarily the result of an increase in the number of solar energy systems in service and the April 2021 acquisition of SunStreet.

Total operating expense, net increased to $80.9 million, or by $33.0 million, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Total operating expense, net increased to $145.5 million, or by $53.4 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. These increases were primarily the result of an increase in the number of solar energy systems in service, the April 2021 acquisition of SunStreet, greater depreciation expense, and higher general and administrative expense.

Adjusted Operating Expense increased to $32.6 million, or by $7.8 million, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Adjusted Operating Expense increased to $61.1 million, or by $12.7 million, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. These increases were primarily the result of an increase in the number of solar energy systems in service, the April 2021 acquisition of SunStreet, and higher general and administrative expense.

Sunnova incurred a net loss of $66.3 million for the three months ended June 30, 2021 compared to a net loss of $28.7 million for the three months ended June 30, 2020. This larger net loss was primarily the result of higher net interest expense, which was primarily due to increases in unrealized losses on interest rate swaps of $18.8 million and higher general and administrative expense.

Sunnova incurred a net loss of $90.3 million for the six months ended June 30, 2021 compared to a net loss of $105.7 million for the six months ended June 30, 2020. This lower net loss was primarily the result of lower net interest expense which was primarily due to a decrease in realized losses on interest rate swaps of $36.9 million due to the termination of certain debt facilities in 2020. This was partially offset by an increase in general and administrative expense.

Adjusted EBITDA was $30.1 million for the three months ended June 30, 2021 compared to $18.0 million for the three months ended June 30, 2020, an increase of $12.1 million. Adjusted EBITDA was $42.9 million for the six months ended June 30, 2021 compared to $24.2 million for the six months ended June 30, 2020, an increase of $18.7 million. These increases were the result of customer growth increasing at a faster rate than expenses.

Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $15.8 million and $7.9 million, respectively, for the three months ended June 30, 2021, or by $8.2 million and $1.3 million, respectively, compared to the three months ended June 30, 2020. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $28.1 million and $15.0 million, respectively, for the six months ended June 30, 2021, or by $14.2 million and $4.0 million, respectively, compared to the six months ended June 30, 2020. These increases were the result of our larger customer loan portfolio.

Net cash used in operating activities was $60.8 million for the three months ended June 30, 2021 compared to $24.8 million for the three months ended June 30, 2020. This increase was primarily the result of increases in purchases of inventory and prepaid inventory of $10.3 million, payments to dealers for exclusivity and other bonus arrangements of $4.9 million, and payments to installers and builders for homebuilder asset-development activities of $7.9 million.

Net cash used in the operating activities was $110.7 million for the six months ended June 30, 2021 compared to $82.9 million for the six months ended June 30, 2020. This increase was primarily the result of increases in purchases of inventory and prepaid inventory of $32.8 million, payments to dealers for exclusivity and other bonus arrangements of $3.2 million, and payments to installers and builders for homebuilder asset-development activities of $7.9 million.

Adjusted Operating Cash Flow was $10.0 million for the three months ended June 30, 2021 compared to $18.8 million for the three months ended June 30, 2020. This decrease was primarily the result of working capital changes primarily related to a change in the timing of insurance payments.

Adjusted Operating Cash Flow was $4.6 million for the six months ended June 30, 2021 compared to $(1.3) million for the six months ended June 30, 2020. This increase was primarily the result of customer growth increasing at a faster rate than expenses, which was partially offset by a change in the timing of insurance payments.

Liquidity & Capital Resources

As of June 30, 2021, Sunnova had total cash of $469.1 million, including restricted and unrestricted cash. An additional $160 million of qualified, unencumbered assets were available in Sunnova's tax equity and warehouse credit facilities as of June 30, 2021.

2021 Guidance

Management increases full-year 2021 guidance for customer principal payments received on solar loans, net of amounts recorded in revenue and Adjusted Operating Cash Flow.

•Customer additions of 55,000 - 58,000 (excluding legacy SunStreet customers) reaffirmed;
•Adjusted EBITDA of $80 million - $85 million reaffirmed;
•Customer principal payments received from solar loans, net of amounts recorded in revenue increases from $57 million - $63 million to $62 million - $68 million;
•Customer interest payments received from solar loans of $28 million - $34 million reaffirmed;
•Adjusted Operating Cash Flow increases from $20 million - $30 million to $35 million - $45 million; and
•Recurring Operating Cash Flow of $(5) million - $5 million reaffirmed.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow and Recurring Operating Cash Flow as liquidity measures and believe Adjusted Operating Cash Flow and Recurring Operating Cash Flow are supplemental financial measures useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow and Recurring Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. Further, we believe that Recurring Operating Cash Flow allows investors to analyze our ability to service the debt and customer obligations associated with our in-service assets. However, Adjusted Operating Cash Flow and Recurring Operating Cash Flow have limitations as analytical tools because they do not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Cash Flow, and Recurring Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

Second Quarter 2021 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its second quarter 2021 results at 8:30 a.m. Eastern Time, on July 29, 2021. To register for this conference call, please use the link http://www.directeventreg.com/registration/event/5674287.

After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call we suggest registering at a minimum 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 800-585-8367, or for international callers, 416-621-4642. The conference ID for the live call and the replay is 5674287. The replay will be available until August 5, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2021 operational and financial targets, and references to Adjusted EBITDA, customer P&I payments from solar loans, Recurring Operating Cash Flow and Adjusted Operating Cash Flow. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships, the ability to successfully integrate the SunStreet acquisition, the ability of Sunnova to implement its plans, forecasts and other expectations with respect to SunStreet's business and realize the expected benefits of the acquisition. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2020, and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of June 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash	$368,626	$209,859
Accounts receivable—trade, net	17,886	10,243
Accounts receivable—other	23,123	21,378
Other current assets, net of allowance of $1,041 and $707 as of June 30, 2021 and December 31, 2020, respectively	230,043	215,175
Total current assets	639,678	456,655

Property and equipment, net	2,591,041	2,323,169
Customer notes receivable, net of allowance of $24,977 and $16,961 as of June 30, 2021 and December 31, 2020, respectively	773,466	513,386
Intangible assets, net	200,097	49
Goodwill	4,096	—
Other assets	357,730	294,324
Total assets (1)	$4,566,108	$3,587,583

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$39,955	$39,908
Accrued expenses	42,676	34,049
Current portion of long-term debt	128,320	110,883
Other current liabilities	28,104	26,014
Total current liabilities	239,055	210,854

Long-term debt, net	2,592,797	1,924,653
Other long-term liabilities	321,693	171,395
Total liabilities (1)	3,153,545	2,306,902

Redeemable noncontrolling interests	140,185	136,124

Stockholders' equity:
Common stock, 111,985,517 and 100,412,036 shares issued as of June 30, 2021 and December 31, 2020, respectively, at $0.0001 par value	11	10
Additional paid-in capital—common stock	1,596,659	1,482,716
Accumulated deficit	(529,936)	(530,995)
Total stockholders' equity	1,066,734	951,731
Noncontrolling interests	205,644	192,826
Total equity	1,272,378	1,144,557
Total liabilities, redeemable noncontrolling interests and equity	$4,566,108	$3,587,583

(1) The consolidated assets as of June 30, 2021 and December 31, 2020 include $1,690,509 and $1,471,796, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $20,400 and $13,407 as of June 30, 2021 and December 31, 2020, respectively; accounts receivable—trade, net of $5,304 and $2,953 as of June 30, 2021 and December 31, 2020, respectively; accounts receivable—other of $840 and $583 as of June 30, 2021 and December 31, 2020, respectively; other current assets of $156,307 and $182,646 as of June 30, 2021 and December 31, 2020, respectively; property and equipment, net of $1,485,775 and $1,257,953 as of June 30, 2021 and December 31, 2020, respectively; and other assets of $21,883 and $14,254 as of June 30, 2021 and December 31, 2020, respectively. The consolidated liabilities as of June 30, 2021 and December 31, 2020 include $38,682 and $32,345, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $4,006 and $2,744 as of June 30, 2021 and December 31, 2020, respectively; accrued expenses of $92 and $827 as of June 30, 2021 and December 31, 2020, respectively; other current liabilities of $3,049 and $3,284 as of June 30, 2021 and December 31, 2020, respectively; and other long-term liabilities of $31,535 and $25,490 as of June 30, 2021 and December 31, 2020, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$66,556	$42,790	$107,832	$72,619

Operating expense:
Cost of revenue—depreciation	18,548	14,021	35,956	27,007
Cost of revenue—other	4,996	2,869	6,230	3,912
Operations and maintenance	4,985	2,926	8,605	5,145
General and administrative	48,336	28,133	90,656	56,026
Other operating expense (income)	4,034	(16)	4,034	(22)
Total operating expense, net	80,899	47,933	145,481	92,068

Operating loss	(14,343)	(5,143)	(37,649)	(19,449)

Interest expense, net	50,109	30,532	58,160	97,850
Interest income	(7,988)	(6,680)	(15,168)	(11,300)
Loss on extinguishment of long-term debt, net	9,824	—	9,824	—
Other income	(16)	(266)	(129)	(266)
Loss before income tax	(66,272)	(28,729)	(90,336)	(105,733)

Income tax	—	—	—	—
Net loss	(66,272)	(28,729)	(90,336)	(105,733)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	(2,876)	(3,471)	6,043	(9,400)
Net loss attributable to stockholders	$(63,396)	$(25,258)	$(96,379)	$(96,333)

Net loss per share attributable to common stockholders—basic and diluted	$(0.57)	$(0.30)	$(0.88)	$(1.15)
Weighted average common shares outstanding—basic and diluted	111,973,338	84,033,278	109,181,788	84,017,214

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(90,336)	$(105,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	40,325	30,814
Impairment and loss on disposals, net	1,612	1,222
Amortization of intangible assets	7,065	15
Amortization of deferred financing costs	8,833	5,409
Amortization of debt discount	6,047	7,610
Non-cash effect of equity-based compensation plans	10,844	6,044
Non-cash payment-in-kind interest on loan	—	679
Unrealized (gain) loss on derivatives	(2,932)	4,543
Unrealized (gain) loss on fair value instruments	4,169	(256)
Loss on extinguishment of long-term debt, net	9,824	—
Other non-cash items	3,742	7,287
Changes in components of operating assets and liabilities:
Accounts receivable	(9,301)	(1,941)
Other current assets	(67,854)	(81)
Other assets	(29,066)	(21,504)
Accounts payable	(2,274)	(706)
Accrued expenses	5,544	(16,033)
Other current liabilities	(4,328)	4,631
Other long-term liabilities	(2,598)	(4,928)
Net cash used in operating activities	(110,684)	(82,928)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(236,347)	(274,333)
Payments for investments and customer notes receivable	(305,498)	(99,016)
Proceeds from customer notes receivable	30,881	15,090
State utility rebates and tax credits	273	172
Other, net	1,502	490
Net cash used in investing activities	(509,189)	(357,597)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,282,796	936,938
Payments of long-term debt	(570,068)	(629,268)
Payments on notes payable	(8,022)	(2,451)
Payments of deferred financing costs	(12,939)	(16,819)
Payments of debt discounts	(2,324)	(3,132)
Purchase of capped call transactions	(91,655)	—
Proceeds from issuance of common stock, net	9,822	(129)
Proceeds from equity component of debt instrument, net	—	73,657
Contributions from redeemable noncontrolling interests and noncontrolling interests	116,610	120,653
Distributions to redeemable noncontrolling interests and noncontrolling interests	(6,261)	(2,600)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(6,778)	(2,187)
Other, net	(103)	(1)
Net cash provided by financing activities	711,078	474,661
Net increase in cash and restricted cash	91,205	34,136
Cash and restricted cash at beginning of period	377,893	150,291
Cash and restricted cash at end of period	469,098	184,427
Restricted cash included in other current assets	(39,470)	(18,644)
Restricted cash included in other assets	(61,002)	(63,504)
Cash at end of period	$368,626	$102,279

Key Financial and Operational Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(66,272)	$(28,729)	$(90,336)	$(105,733)
Interest expense, net	50,109	30,532	58,160	97,850
Interest income	(7,988)	(6,680)	(15,168)	(11,300)
Depreciation expense	20,782	15,868	40,325	30,814
Amortization expense	7,126	7	7,158	16
EBITDA	3,757	10,998	139	11,647
Non-cash compensation expense	2,920	3,354	10,844	6,044
ARO accretion expense	697	524	1,349	1,013
Financing deal costs	356	1,571	357	1,687
Natural disaster losses and related charges, net	—	—	—	31
Acquisition costs	1,478	—	5,488	—
Loss on extinguishment of long-term debt, net	9,824	—	9,824	—
Unrealized (gain) loss on fair value instruments	4,282	(256)	4,169	(256)
Amortization of payments to dealers for exclusivity and other bonus arrangements	643	396	1,257	747
Provision for current expected credit losses	5,152	1,416	8,465	3,280
Non-cash inventory impairments	982	—	982	—
Adjusted EBITDA	$30,091	$18,003	$42,874	$24,193

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Interest income from customer notes receivable	$7,862	$6,568	$14,959	$10,940
Principal proceeds from customer notes receivable, net of related revenue	$15,773	$7,541	$28,075	$13,919

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of Net Cash Used in Operating Activities to Adjusted Operating Cash Flow:
Net cash used in operating activities	$(60,776)	$(24,816)	$(110,684)	$(82,928)
Principal proceeds from customer notes receivable	17,422	8,150	30,881	15,090
Financed insurance payments	—	(53)	(2,254)	(2,451)
Derivative origination and breakage fees from financing structure changes	—	5,772	8,936	36,894
Distributions to redeemable noncontrolling interests and noncontrolling interests	(3,428)	(1,227)	(6,261)	(2,600)
Payments to dealers for exclusivity and other bonus arrangements	16,243	11,387	19,908	16,731
Net inventory and prepaid inventory purchases for asset-development activities	29,942	19,595	50,796	18,002
Payments of non-capitalized costs related to acquisitions	2,706	—	4,757	—
Payments of non-capitalized costs related to equity offerings	—	—	609	—
Payments to installers and builders for homebuilder asset-development activities	7,912	—	7,912	—
Adjusted Operating Cash Flow	$10,021	$18,808	$4,600	$(1,262)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$80,899	$47,933	$145,481	$92,068
Depreciation expense	(20,782)	(15,868)	(40,325)	(30,814)
Amortization expense	(7,126)	(7)	(7,158)	(16)
Non-cash compensation expense	(2,920)	(3,354)	(10,844)	(6,044)
ARO accretion expense	(697)	(524)	(1,349)	(1,013)
Financing deal costs	(356)	(1,571)	(357)	(1,687)
Natural disaster losses and related charges, net	—	—	—	(31)
Acquisition costs	(1,478)	—	(5,488)	—
Amortization of payments to dealers for exclusivity and other bonus arrangements	(643)	(396)	(1,257)	(747)
Provision for current expected credit losses	(5,152)	(1,416)	(8,465)	(3,280)
Non-cash inventory impairments	(982)	—	(982)	—
Direct sales costs	(48)	—	(48)	—
Cost of revenue related to cash sales	(3,822)	—	(3,822)	—
Unrealized loss on fair value instruments	(4,298)	—	(4,298)	—
Adjusted Operating Expense	$32,595	$24,797	$61,088	$48,436
Adjusted Operating Expense per weighted average system	$215	$281	$462	$568

	As of June 30, 2021	As of December 31, 2020
Number of customers	162,600	107,500

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Weighted average number of systems (excluding loan agreements and cash sales)	126,900	75,100	109,300	72,700
Weighted average number of systems with loan agreements	24,600	13,300	22,700	12,500
Weighted average number of systems with cash sales	100	—	100	—
Weighted average number of systems	151,600	88,400	132,100	85,200

	As of June 30, 2021	As of December 31, 2020
	(in millions, except per customer data)
Estimated gross contracted customer value	$3,516	$2,997

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 4%.

Number of Customers. We define number of customers to include every unique individual possessing an in-service solar energy system with respect to which Sunnova is obligated to perform a service under a written agreement between Sunnova and the individual or between Sunnova and a third party. For all solar energy systems installed by us, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. We do not include in our number of customers any customer under a lease, PPA or loan agreement that has reached mechanical completion but has not received permission to operate from the local utility or for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including the additional services and/or contracts a customer or third party executed for the additional work for the same residence. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable, financed insurance payments and distributions to redeemable noncontrolling interests and noncontrolling interests less derivative origination and breakage fees from financing structure changes, payments to dealers for exclusivity and other bonus arrangements, net inventory and prepaid inventory (sales) purchases, payments of non-capitalized costs related to our IPO, acquisitions and equity offerings, payments of direct sales costs, excluding inventory, to the extent the related solar energy system is financed through a loan, payments to installers and builders for homebuilder asset-development activities and payments of customer rewards.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, unrealized losses on fair value instruments and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, acquisition costs, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory impairments.

Recurring Operating Cash Flow. We define Recurring Operating Cash Flow as Adjusted Operating Cash Flow less principal payments on our securitizations and corporate capital expenditures, plus sales-related and sales-allocated cash operating expenses and interest expense from our credit warehouses and inventory facility.

Contacts

Investor Relations:
Rodney McMahan, Vice President Investor Relations
IR@sunnova.com
877-770-5211

Media:
Alina Eprimian, Media Relations Manager
Alina.Eprimian@sunnova.com